UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2008

Gulf Onshore, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

01-28911 (Commission File Number)	91-1869677 (IRS Employer Identification Number)

15851 Dallas Parkway, Suite 190, Addison Texas 75001
Address of principal executive offices)

972-450-5995
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Oil, Gas and Mineral Leases

On June 6, 2008, Gulf Onshore, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “ Agreement”) with K&D Equity Investments, Inc., a Texas corporation (“K&D”). Under the terms of the Agreement, the Company will acquire, though a to-be-formed subsidiary, working interests in ten (10) oil, gas and mineral leases (the “Leases”) located in Texas, with Net Revenue Interests (N.R.I.) in these leases ranging from 75% to 84.76%.

Gulf will pay K&D 10,000,000 shares of its $.001 par value common stock for the Leases. K&D is currently the owner of 500,000 shares of the Company’s common stock, and its president, Jeffrey Joyce, is an officer of the Company. K&D is currently the Company’s largest single shareholder, but does not own a majority of the Company’s shares; upon completion of the Agreement, K&D will own approximately 88% of the Company’s issued and outstanding shares.

The Company expects to close the Agreement within thirty (30) days, upon completion of lease assignment transfers and completion of a Fair Value/Reserve Report. The Report will be prepared by a qualified reservoir engineer in accordance with SEC Regulation S-X Part 210.4-10(a), as clarified by subsequent Commission Staff Accounting bulletins, and in conformity with Financial Accounting Standards Board Statement No. 69 requirements.

Acquisition of Lease Operator

On June 6, 2008, the Company entered into a Stock Purchase Agreement (“SPA”) with South Beach Live, Inc., a Florida corporation, to purchase 100% of the common shares of Curado Energy Resources, Inc., a Texas corporation (“Curado”). Curado is registered with the Texas Railroad Commission as an oil and gas well operator, and is the operator for the Leases. The Company has agreed to issue South Beach a promissory note for $250,000, payable in 1 year at 10% interest. The Company will close the SPA at the same time it closes the Agreement.

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2008	Gulf Onshore, Inc.

/s/ Dean Elliot
Dean Elliot, Vice-President

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